                                IFR SYSTEMS, INC.
        EXHIBIT (11.0) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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


                                                 THREE MONTHS ENDED
                                                    SEPTEMBER 30,
                                              1995               1994
                                            --------           --------
                                        (000's OMITTED, EXCEPT PER SHARE DATA)

PRIMARY:
Average shares outstanding                     5,490              5,257
Net effect of dilutive stock
    options-based on the treasury
    stock method using average
    market price                                 153                (41)
                                            --------          ---------
Totals                                         5,643              5,216
                                            --------          ---------
                                            --------          ---------
Net Income                                  $    408          $     184
                                            --------          ---------
                                            --------          ---------
Per Share Amount                            $   0.07          $    0.04
                                            --------          ---------
                                            --------          ---------

FULLY DILUTED:
Average shares outstanding                     5,490              5,257
Net effect of dilutive stock
    options-based on the treasury
    stock method using the period-
    end market price, if greater
    than average market price                    153                 17
Assumed conversion of 10%
    convertible notes                             16                153
                                            --------          ---------
Totals                                         5,659              5,427
                                            --------          ---------
                                            --------          ---------

Net Income                                  $    408          $     184
Add 10% convertible note interest,
    net of federal income tax effect               2                 19
                                            --------          ---------
Totals                                      $    410          $     203
                                            --------          ---------
                                            --------          ---------
Per Share Amount                            $   0.07          $    0.04
                                            --------          ---------
                                            --------          ---------
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Note: Average shares outstanding used for Net Income Per Share included in the
      Company's financial statements do not reflect the effect of the stock options granted or convertible notes since their aggregate effect is less than 3%.